UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 11, 2012

Harmonic Energy, Inc.

(Exact name of small business issuer as specified in its charter)

Nevada	26-0164981
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3rd Floor, 207 Regent Street, London, United Kingdom, W1B 3HH (Address of principal executive offices)

+44 (0) 207-617-7300
(Issuer’s telephone number)

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On April 11, 2012, we entered into a Tire Feedstock Agreement (the “Agreement”) with Enertech R.D., LLC (“Enertech”). Under the Agreement, we have agreed o purchase all of Enertech’s output of scrap tires and other low-value rubber-based materials (referred to as “Feedstock”) for a term of ten (10) years. We intend to use the Feedstock to supply a planned tire recycling facility. Enertech’s estimated daily output of Feedstock is approximately 200 tons per day, though actual output will fluctuate in response to Enertech’s flow of business operations. The maximum daily output that we are required to accept under the Agreement is 300 tons. If Enertech’s output diminishes to less than 100 tons on each of five successive days, we may rescind the Agreement on 20 days written notice.

The Agreement requires us to pay Enertech a fee of $30 per ton for chipped, two inch minus scrap tires which are 90% to 95% steel free. The price per ton will be adjusted annually in accordance future negotiations between the parties. The Feedstock will be delivered to us at a distance of up to 2 miles from Enertech’s facility in Michigan. We will be required to pay for delivery costs for distances beyond two miles.

The Agreement is conditional upon:

1.	Our building and operating a tire recycling facility, located within 2 miles of Enertech’s facility in Michigan, that is capable of processing Enertech’s total Feedstock output, and
2.	Our registering with the Michigan Environmental Protection Agency and complying with all permit and license requirements for the tire recycling facility which will accept Enertech’s output of Feedstock.

The Agreement contains various additional terms. The foregoing is a description of the material terms of the Agreement and not a complete recitation of its provisions. The Agreement should be consulted for additional information.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
10.1	Tire Feedstock Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harmonic Energy, Inc.

/s/ Jamie Mann

Jamie Mann

Chief Executive Officer

Date: April 27, 2012

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